Exhibit 23.01

SCANA CORPORATION

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-119618, 333-37398, 333-97555 and 333-129775 of SCANA Corporation on Forms S-8 of our report dated June 19, 2006 appearing in this Annual Report on Form 11-K of the SCANA Corporation Stock Purchase-Savings Plan for the year ended December 31, 2005.

/s/Deloitte & Touche LLP
Charlotte, North Carolina
June 19, 2006